Exhibit 10.86
Employment Agreement, dated April 30, 2009, by and between Mr. Mark Lama and NationsHealth, Inc. (as supplemented by that certain Supplemental Agreement to Employment Agreement, dated April 30, 2009, by and between Mr. Mark Lama and NationsHealth, Inc.)

Execution Copy
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into on April 30, 2009, by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Mark Lama, an individual residing at 225 Potter Road, West Palm Beach, Florida 33405 (the “Executive”).
     WHEREAS, the Executive and the Company entered into that certain Interim Employment Letter Agreement, dated as of the date hereof (the “Original Agreement”), pursuant to which the Executive is entitled to certain compensation and benefits;
     WHEREAS, in connection with the closing of the transactions contemplated under that certain Merger Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 30, 2009, by and among ComVest NationsHealth Holdings, LLC, a Delaware limited liability company (“Parent”), NationsHealth Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent, and the Company, the Company and the Executive have entered into this Agreement;
     WHEREAS, the Company and the Executive have agreed to amend, restate and supersede the Original Agreement in its entirety as set forth herein on the Effective Date (as defined herein);
     WHEREAS, the execution and delivery of this Agreement was an inducement and a condition precedent to the Merger Agreement;
     WHEREAS, after consummation of the transactions contemplated by the Merger Agreement, the Company desires to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to continue in the employ of the Company in such capacity for the period and on the terms and conditions set forth herein;
     WHEREAS, the Company shall provide the Executive with certain severance benefits should the Executive’s employment with the Company terminate under certain circumstances, such benefits to provide the Executive with enhanced financial security and sufficient incentive and encouragement to remain employed by the Company;
     WHEREAS, the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware provides that the Company shall, under certain circumstances, indemnify the Executive for certain expenses, fees, judgments, fines, amounts paid in settlement, and other expenses by reason of the fact that he is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise;
     WHEREAS, concurrently in connection with the execution of this Agreement, the Company and the Executive are entering into that certain Supplemental Agreement to Employment Agreement attached as Exhibit A (the “Supplemental Agreement”), the terms of which are incorporated into the terms of this Agreement; and

     WHEREAS, the Executive acknowledges that he has had an opportunity to consider this Agreement and consult with an independent advisor or advisors of his choosing with regard to the terms of this Agreement, and enters this Agreement voluntarily and with a full understanding of its terms.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Employment Term. Subject to Section 5 of this Agreement, the Executive shall be employed by the Company in the position (the “Executive Position”) set forth in the Supplemental Agreement, and the Executive, in such capacity, shall provide services to the Company for the period beginning on the Effective Date (as defined below) and ending on the fourth (4th) anniversary of the Effective Date. This Agreement shall automatically renew for additional one (1) year periods unless either party provides written notice of non-renewal no less than sixty (60) days prior to the scheduled expiration of the applicable employment period. For purposes of this Agreement, the term “Employment Term” shall mean the period in which the Executive is employed by the Company.
     2. Performance of Duties. During the Employment Term, (i) the Executive shall devote, on a full-time basis, his energies and talents to serving in the capacity of the Executive Position of the Company, shall in good faith seek to act in the best interests of the Company, and shall perform the duties assigned to him by the Reporting Officer (as defined in the Supplemental Agreement) faithfully, efficiently and in a professional manner, (ii) the Company shall not assign the Executive, without his consent, duties that would be inconsistent with those of the Executive Position, and (iii) the Executive shall not, without prior written consent from the Reporting Officer:
          (a) serve as or be a consultant to or employee or officer of any corporation, partnership or other entity other than the Company (other than civic, charitable, or other public service organizations); or
          (b) have more than a five percent (5%) ownership interest in any enterprise other than the Company if such ownership interest would adversely impact in any material respect the ability of the Executive to perform his duties hereunder.
     3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Term, the Executive shall be compensated by the Company for his services as follows:
          (a) The Executive shall receive, for each twelve (12) consecutive month period commencing as of the Effective Date and each anniversary thereof, a base rate of salary that is not less than the base salary set forth in the Supplemental Agreement (the “Base Salary”), payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Term, the Executive’s Base Salary shall not be reduced unless agreed by the Executive in writing, and shall be reviewed by the Chief Executive Officer and the Board of Directors of the Company (the “Board”) on or before each anniversary of the Effective Date to determine whether an increase in the Executive’s Base Salary is appropriate.
          (b) The Executive will be eligible to receive an annual incentive bonus payment (the “Incentive Bonus”) based on the Company’ achievement of certain performance objectives, in accordance the terms and conditions set forth on Exhibit 3(b) attached hereto. The Incentive Bonus shall be paid as soon as practical after the completion of the audit of the Company’s financial statements for the calendar year in which the Incentive Bonus is being determined, but in no event after April 15 following the applicable bonus year.
          (c) On the Effective Date, the Company shall grant to the Executive an option (the “Option”), under the NationsHealth, Inc. 2009 Stock Incentive Plan (the “Plan”), to purchase a number of shares of the Company’s common stock (the “Common Stock”), at the exercise price set forth in the Supplemental Agreement (the “Option Exercise Price”), equal to a percentage (the “Option Percentage”), that is set forth in the Supplemental Agreement, of the Fully Diluted Common Stock on the Effective Date. The term “Fully Diluted Common Stock on the Effective Date” shall mean the number of issued and outstanding shares of Common Stock on the Effective Date, plus the number of shares of Common Stock issuable upon conversion of all shares of preferred stock of the Company that are outstanding on the Effective Date, plus the number of shares of Common Stock that can be purchased upon exercise of stock options that may be issued under the Company’ 2009 Equity Incentive Plan, plus the number of shares of Common Stock that can be purchased upon exercise of all warrants that are outstanding on the Effective Date (including the MHR Warrants, as defined in the Merger Agreement), but excluding all shares of Common Stock that may be issued upon conversion of any debt or promissory notes of the Company that is or are outstanding on the Effective Date. Attached Exhibit 3(c) sets forth an example of the calculation of the number of shares of Common Stock that will be subject to the Option.
          (d) The Company and the Executive will enter into an award agreement relating to the Option (the “Award Agreement”) which shall provide, among other things, that:
               (i) twenty five (25%) of such Option shall vest on the first anniversary of the Effective Date and the remaining seventy-five (75%) of such Option shall vest in equal installments every six months commencing on the date that is 18 months after the Effective Date and ending on the fourth (4th) anniversary of the Effective Date;
               (ii) the Option shall become fully vested on the termination of Executive’s employment with the Company for any reason (including as a result death or disability), other than (A) if the Executive terminates his employment with the Company for any reason other than Good Reason (in which case the Executive shall retain any part of such Option that has vested as of such termination date) or (B) if the Company terminates the Executive for Cause pursuant to Section 5(d) of this Agreement;
               (iii) any unvested portion of the Option shall immediately terminate, and the Executive will have no further right to exercise any unvested portion of the Option, if the Executive’s employment with the Company is terminated by the Executive other than for Good Reason (but in such case, the Executive shall retain any part of such Option that has vested as of such termination date) or by the Company for Cause pursuant to Section 5(d) of this Agreement; and
               (iv) the Option shall become fully vested on a Change in Control of the Company (as defined in the Plan); and
               (v) the exercise period for the Option shall be ten (10) years from the date of grant of the Option.
          (e) During the Employment Term, the Executive shall be entitled to participate in the Company’s health and welfare benefit plans, as maintained by the Company from time to time, on substantially the same terms and conditions as other senior executives of the Company.
          (f) In the event that Parent purchases additional shares of the Company’s preferred stock pursuant to the Preferred Stock Investment Option (as defined in the Merger Agreement), the Company shall issue the Executive an additional option to purchase shares of Common Stock, on terms that are the substantially the same as the Option, including an exercise price equal to the Option Exercise Price, as adjusted for stock splits, stock dividends, recapitalizations or similar events (the “Additional Option”), such that the combined number of shares subject to the Option and the Additional Option shall be an amount equal to the Option Percentage of (i) the Fully Diluted Common Stock on the Effective Date plus (ii) the shares of Common Stock into which the preferred stock purchased by Parent pursuant to the Preferred Stock Investment Option is convertible.
          (g) Dividend Equivalent Bonus Rights. In the event that the Company makes any dividends or distributions with respect to the Common Stock of the Company, the Company shall pay the Executive an amount equal to the amount of dividends or other distributions the Executive would have received if all of the shares of stock subject to the Option, without regard to whether the Option has vested, had been issued to Executive and were outstanding (the “DE Bonus”). Executive and Company agree that fifty percent (50%) of the DE Bonus (the “50 Percent Amount”) shall be used by the Executive to exercise the Option (or applicable portion thereof), provided, however, that in the event that the Option (or applicable portion thereof) has not vested with respect to all the shares of Common Stock that can be purchased by the payment of the 50 Percent Amount, then (I) the 50 Percent Amount shall be used to purchase the maximum number of shares purchasable upon the exercise of the vested portion of the Option, (II) the remaining portion of 50 Percent Amount shall be put into escrow (on terms reasonably satisfactory to Executive and the Company), and (III) such escrowed amounts shall be released when additional shares subject to the Option vest and, upon release, will be used to exercise such newly vested shares of stock that can be purchased under the Option.
          (h) Further Assurance Regarding Taxes. The Company agrees to cooperate with the Executive and its tax advisors in setting the terms and conditions of the Options.
          (i) Option Plan. The terms of the Plan (as applicable to the Executive) and the Option Agreement shall be consistent with the terms set forth in this Agreement, and the

Company and its successors shall not have the right to amend the Plan or the Option Agreement in a manner that adversely affects the Executive without the Executive’s prior written consent.
     4. Restrictive Covenants. The Executive acknowledges and agrees that the Executive has a major responsibility for the operation, development and growth of the Company’s business, the Executive’s work for the Company has brought him and will continue to bring him into close contact with confidential information of the Company and its customers, and the agreements and covenants contained in this Section 4 are essential to protect the business interests of the Company and that the Company will not enter into this Agreement but for such agreements and covenants. Accordingly, the Executive covenants and agrees to the following:
          (a) Confidential Information. Except as may be required under applicable law, including by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential, both during the Employment Term and indefinitely after the Executive’s employment with the Company terminates, all non-public information concerning the Company and its affiliates that was acquired by, or disclosed to, the Executive during the course of his employment by the Company or any of its affiliates, including trade secrets, know-how, research and development, software, databases, inventions, processes, technology, and information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, operations, sales, pricing, suppliers, vendors, compensation, marketing, advertising, promotions, financial data, plans, and government and regulatory activities, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this Section 4(a) shall not apply to information that (i) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which the Executive is bound); (ii) was disclosed to the Executive by a third party not subject to any duty of confidentiality to the Company known to Executive prior to its disclosure to the Executive; (iii) is disclosed by the Executive in the ordinary course of the Company’s business as a proper part of his employment in connection with communications with customers, vendors and other proper parties, provided that it is for a proper purpose solely for the benefit of the Company, and (iv) the Company agrees in writing was available to the Executive on a nonconfidential basis prior to disclosure. If the Executive is requested or required by law to disclose any such information, to the extent not legally prohibited, he will notify the Company promptly so that the Company may seek any appropriate protective order, seek to obtain confidential treatment of such information and/or take any other action related to the protection of such information, and the Executive shall, at the expense of the Company, use commercially reasonable efforts to assist the Company in its efforts.
          (b) Non Competition.
     (i) For the Non Competition Period (as defined below), the Executive shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor, member or stockholder of any person or entity (“Person”), (A) engage, anywhere in the United States or its territories, in the Business of the Company (as defined below) or in any business activity that is directly or indirectly in competition with the Business of the Company; provided, however, that the record or beneficial ownership by the Executive of five percent (5%) or less of the outstanding publicly traded capital stock of any company for investment purposes shall not be deemed to be in violation of this Section 4(b) so long as the Executive is not an officer, director, employee or consultant of such Person; or (B) enter the employ of, render any services to, or acquire a financial interests in, any Person (or any division or controlled or controlling affiliate of any Person) who or which engages in the Business of the Company.
     The “Non Competition Period” means (A) in the event that the Executive’s employment terminates as a result of the Company’s election not to renew this Agreement under Section 1, the Non-Competition Period shall be the Employment Term, or (B) in all other circumstances, the Non-Competition Period shall be the Employment Term and during the one (1) year period following the Employment Term; provided, however that the Company may elect to increase the Non-Competition Period to include a period of up to two (2) years following the Employment Term by (I) providing the Executive with written notice of such election within ten (10) days after the Employment Term, which notice specifies the duration of the Non-Competition Period and (II) increasing the Severance Period described in Section 5(a) so that such Severance Period (and corresponding Severance Payments) run until the end of the Non-Competition Period..
     The “Business of the Company” means the businesses in which the Company and its subsidiaries are engaged on the date that the Executive’s employment with the Company is terminated and any other businesses that the Company is actively pursuing on such date (provided that the Company engages in such business within six (6) months thereafter), which currently includes without limitation the providing of medical products to Medicare and managed care beneficiaries and the providing of certain services, including marketing, insurance agent training and licensing, member enrollment and service, distribution and billing and collections, to Medicare Part D prescription drug plan providers and other Medicare benefit sponsors.
     (ii) During the Non Competition Period, the Executive shall not, directly or indirectly, in any capacity, either separately or in association with others (A) employ or solicit for employment or endeavor in any way to entice away from employment with the Company or its affiliates any employee of the Company or its affiliates; provided, however, that this restriction shall not apply to general solicitations of employment conducted by the Executive in newspapers, trade journals, the Internet, through recruiters or by any similar media and in each case not directed at the Company’s employees or to the employment of, or employment discussions with, any person who responds to any such general solicitations; (B) solicit, induce or influence any supplier, customer, agent, consultant or other person or entity that has a business relationship with the Company to discontinue, reduce or modify such relationship with the Company; or (C) solicit any of the Company’s identified potential acquisition candidates.
          (c) Remedies. If the Executive breaches, or threatens to commit a breach of any of the provisions contained in Section 4(a) and/or Section 4(b) (collectively, the “Restrictive Covenants”), the Company shall have the following rights and remedies, each of which shall be enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity.
               (i) The Executive shall account for and pay over to the Company all compensation, profits, and other benefits which inure to the Executive’s benefit which are derived or received by the Executive or any person or business entity controlled by the Executive, or his relatives, resulting from any action or transactions constituting a breach of any of the Restrictive Covenants.
               (ii) Notwithstanding the provisions of Section 4(c)(i) above, the Executive acknowledges and agrees that in the event of a violation or threatened violation of any of the Restrictive Covenants, the Company shall have no adequate remedy at law and shall therefore be entitled to enforce each such provision by temporary or permanent injunction or mandatory relief obtained in any court of competent jurisdiction without the necessity of proving damages, posting any bond or other security, and without prejudice to any other rights and remedies that may be available at law or in equity, and the Company may also be entitled to recover its attorneys’ fees and costs incurred to enforce any of the Restrictive Covenants from the Executive pursuant to Section 20.
          (d) Severability. If any of the Restrictive Covenants, or any part thereof, are held to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid or unenforceable portions. Without limiting the generality of the foregoing, if any of the Restrictive Covenants, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.
          (e) Proprietary Rights. The Executive acknowledges and agrees that all know-how, documents, reports, plans, proposals, marketing and sales plans, client lists, client files, and any materials made by the Executive during the Employment Term and within the scope of his duties under this Agreement or by the Company are the property of the Company and shall not be used by the Executive in any way adverse to the Company’s interests. The Executive shall not deliver, reproduce or in any way allow such documents or things to be delivered or used by any third party unless such delivery or reproduction is (i) made by Executive in the proper performance of his duties hereunder or (ii) approved by the Company’s Board or the Reporting Officer. The Executive hereby assigns to the Company any rights which he may have in any such trade secret or proprietary information.
     5. Termination and Compensation Due Upon Termination. The Employment Term may be terminated by the Company at any time and for any reason (and by the Executive pursuant to Section 5(c)) and the Executive’s right to compensation for periods after the date of the Employment Term shall be determined in accordance with the following:
          (a) Termination Without Cause or Resignation with Good Reason. In the event the Executive’s employment with the Company is terminated during the Employment Term by the Company without Cause (as defined below), including a termination in connection with a sale of the Company, the Company shall pay the Executive any compensation, benefits (including accrued vacation) and expense reimbursement the Company owes to the Executive through the effective date of termination, including the payment of any Incentive Bonus pursuant to Section 3(b) that has been earned and not paid as of the effective date of the Executive’s termination (i.e., the effective date of termination occurs after December 31st of a given year and an Incentive Bonus pursuant to Section 3(b) has been earned for such year but has not been paid as of the effective date of the Executive’s termination) (collectively, the “Owed Obligations”). Additionally, and conditioned upon the Executive’s voluntary execution of a written release substantially to the form of Exhibit 5(a) (the “Release”) (to be drafted and provided by the Company within 10 days after termination of employment) within sixty (60) days of the Executive’s termination date that is not revoked before the expiration of such sixty (60) day period the Executive shall be entitled to receive continued payment of Base Salary (the “Severance Payments”) during the one (1) year following the Employment Term (“Severance Period”), subject to adjustment in accordance with Section 4(b)(i).
     If the Executive does not voluntarily execute the Release or the Release is deemed not to be effective within sixty (60) days of the date the Release is executed by the Executive, the Executive shall not be entitled to the Severance Payments.
          (b) Resignation With Good Reason. Executive shall have the right to terminate his employment during the Employment Term for Good Reason. In the event Executive terminated his employment for Good Reason during the Employment Term (including any extension of the Employment Period pursuant to an Extension Notice), he will be entitled to all payments and benefits as if Company he had been terminated pursuant to Section 5(a). “Good Reason” shall mean:
               (i) The Company commits a material breach of this Agreement, including increasing the Target EBITDA Threshold for the Incentive Bonus in violation of terms set forth in Exhibit 3(b);
               (ii) The assignment of the Executive without his consent to a position, responsibilities, or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties set forth in Section 2 or the requirement that the Executive report to any person other than the Reporting Officer;
               (iii) The relocation of the Company’s principal executive offices more than twenty-five miles from its location on the Effective Date; or
               (iv) The requirement by the Company that the Executive be based anywhere other than the Company’s principal executive offices, in either case without the Executive’s consent, provided that the occurrence of any of the foregoing events shall only constitute Good Reason if the Company fails to cure such event within 30 days after receipt from the Executive of written notice of such occurrence (provided that such opportunity to cure shall not apply in the event that the Company repeatedly causes the event constituting Good Reason); provided, further, that Good Reason shall cease to exist following the 45 days following the Executive’s actual knowledge of its occurrence, unless Executive has given the Company written notice thereof prior to such date. The Company shall be deemed to repeatedly cause the event constituting Good Reason if the Company, in bad faith, repeats the event constituting Good Reason and uses its cure period in a manner so as to negate the spirit of the provisions set forth herein allowing the Executive to terminate his employment for Good Reason.
          (c) Voluntary Resignation. The Executive may terminate his employment with the Company for any reason (or no reason at all) other than for Good Reason at any time by giving the Company sixty (60) days prior written notice of voluntary resignation; provided, however, that the Company may elect that the Executive’s voluntary resignation be effective immediately upon notice of such resignation. In such event, the Company shall pay the Executive the Owed Obligations and have no further obligation to make any other payments to the Executive in accordance with the provisions of Section 3 or otherwise for periods after the date on which the Executive’s employment with the Company terminates due to the Executive’s voluntary resignation.
          (d) Termination for Cause. The Company shall pay the Executive his accrued salary (as of the date of termination), benefits (including accrued vacation) and unpaid expense reimbursements through the date of termination and shall have no further obligation to make any other payments to the Executive in accordance with the provisions of Section 3 or otherwise for periods after the Executive’s employment with the Company is terminated on account of the Executive’s discharge for Cause. For purposes of this Section 5, the Executive shall be considered terminated for “Cause” if he is discharged by the Company on account of the occurrence of one or more of the following events:
               (i) the Executive discloses confidential information in violation of Section 4(a) which disclosure is intended to harm the Company or has a Company Material Adverse Effect, or engages in competition in violation of Section 4(b);
               (ii) the Executive fails to follow the reasonable, lawful instructions of the Reporting Officer that does not constitute Good Reason (including any reasonable request to cooperate with an investigation by or with respect to the Company) and fails to cure such failure within fifteen (15) days after receipt of written notice from the Company specifying such failure and stating that such failure is grounds for termination for Cause (provided that such opportunity to cure will not apply in the event the Executive repeatedly fails to follow such instruction), it being understood that the failure of the Company or Executive to achieve the results specified in instructions of the Reporting Officer (such as financial performance targets) shall not constitute Cause provided that the Executive pursues in good faith the achievement of such results;
               (iii) the Executive breaches any of the Executive’s obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from the Company specifying the breach and that such breach is grounds for a termination for Cause (provided that such opportunity to cure will not apply in the event the Executive repeatedly breaches such obligation);
               (iv) the Company is directed by regulatory or governmental authorities to terminate the employment of the Executive as a result of the acts or alleged acts of the

Executive, provided that the Company has used its commercially reasonable efforts to challenge or avoid such direction by the applicable regulatory or governmental authority or the Executive engages in activities that cause actions to be taken by regulatory or governmental authorities that have a Company Material Adverse Effect;
               (v) the Executive is convicted of, or enters into a plea of guilty or no contest to, a felony (other than a felony resulting from a minor traffic violation);
               (vi) the Executive misappropriates a material corporate opportunity of the Company or any of its subsidiaries in the health care industry;
               (vii) the Executive engages in willful or intentional misconduct, the purpose or effect of which is to have a Company Material Adverse Effect;
               (viii) the Executive commits fraud, theft, or embezzlement against the Company or any subsidiary or affiliate thereof (other than on account of unintentional and immaterial actions);
               (ix) the Executive materially breaches any material provision under the Company’s code of ethics approved by the Board or under any similar or successor Company policy that is approved by the Board, provided that, if such breach is curable, the Executive fails to cure such breach within (30) days after receipt of written notice from the Company specifying the breach and that such breach is grounds for a termination for Cause; or
               (x) The Executive’s reporting to work under the influence of illegal narcotics or use of (or testing positive for) such substances while at work or scheduled to be at work.
The term “Company Material Adverse Effect” means any event, circumstance, development, condition, change, or effect which, is, either individually or in the aggregate with any other event, circumstance, development, condition, change, or effect, materially adverse to the business, operation, condition (financial or otherwise) assets, liabilities or results of operations of the Company and its subsidiaries, taken as a whole.
The Executive shall be deemed to repeatedly engage in an event constituting Cause if the Executive, in bad faith, repeats the event constituting Cause and uses his cure period in a manner so as to negate the spirit of the provisions set forth herein allowing the Company to terminate his employment for Cause.
          (e) Disability. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 for periods after the date the Executive’s employment with the Company terminates on account of disability, except payments due and owing through the effective date of termination. For purposes of this Section 5(e), determination of whether the Executive is disabled shall be determined in accordance with the Company’s long term disability plan (if any) and applicable law.

          (f) Death. The Company shall have no obligation to make payments to the Executive in accordance with the provisions of Section 3 for periods after the date of the Executive’s death, except payments due and owing as of such date.
     6. Successors. This Agreement shall be binding on the Company and its successors and assigns, and any person acquiring, whether by merger, consolidation, purchase of all or substantially all of the Company’s assets and business, or otherwise without further action or consent by the Executive, the Company or its successor; Executive hereby agrees, in the event of a sale of all or substantially all of the Company’s assets, the Executive will execute an acknowledgment of assignment if requested to do so by the purchaser; and the Company hereby agrees, in the event of a sale of all or substantially all of the Company’s assets, to cause the purchaser of such assets to execute an acknowledgement of assignment and assumption by the purchaser if requested to do so by the Executive.
     7. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Company, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive’s estate upon his death.
     8. Waiver of Breach. The waiver by either the Company or the Executive of a breach of any provision of this Agreement shall not operate as, or be deemed a waiver of, any subsequent breach by either the Company or the Executive.
     9. Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
     10. Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received, rejected or refused or, when deposited in the U.S. mail, certified or registered mail, postage prepaid to the parties at the following addresses:
If to the Company, to:
NationsHealth, Inc.
13630 NW 8th Street
Suite 210
Sunrise, Florida 33325
Attention: Chief Executive Officer
Facsimile: (954) 903-5005
with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
201 South Biscayne Boulevard
22nd Floor
Miami, Florida 33131

Attention:	Ira J. Coleman, Esq.
Frederic L. Levenson, Esq.
Harris Siskind, Esq.
Facsimile: (305) 347-6500
and
Foley & Lardner LLP
100 North Tampa Street
Tampa, Florida 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217
If to Parent, to:
ComVest Investment Partners III, L.P.
One North Clematis
Suite 300
West Palm Beach, Florida 33401
Attention: Cecilio Rodriguez
Facsimile: (561) 671-3225
with a copy (which shall not constitute notice) to:
Foley & Lardner LLP
100 North Tampa Street
Tampa, Florida 33602
Attention: Steven W. Vazquez
Facsimile: (813) 221-4217
If to the Executive to:
Mark Lama
225 Potter Road
West Palm Beach, Florida 33405
Facsimile:
with a copy (which shall not constitute notice) to:
Baker & McKenzie, LLP
1111 Brickell Avenue
Suite 1700
Miami, Florida 33131
Attn: Roy J. Larson
Facsimile: (305) 789-8953

     11. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties hereto (and the Executive’s estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof. The parties hereby agree that no oral conversations shall be deemed to be a modification of this Agreement and neither party shall assert the same.
     12. Counterparts and Fax Signatures. This Agreement may be executed in two or more counterparts (including by means of fax or electronically transmitted portable document format (PDF) signature pages), each of which shall be deemed to be an original, but all of which together shall constitute and be one and the same instrument; provided that fax or electronically transmitted signatures of this Agreement shall be deemed to be originals. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.
     13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Florida.
     14. No Assignments. The Executive shall not be permitted to assign this Agreement or any of the Executive’s rights under this Agreement without the prior written consent of the Company. The Company may assign (but not novate) this Agreement and its rights hereunder to any Affiliate, including Parent provided that the Company and the assignee shall be responsible for the obligations of the Company hereunder.
     15. Effectiveness. Notwithstanding anything to the contrary herein, this Agreement shall only be given effect upon the Closing (as defined in the Merger Agreement) (the “Effective Date”). In the event the Merger Agreement is terminated without the Closing having occurred, this Agreement shall be of no force or effect and the Original Agreement shall not be terminated and shall remain in full force and effect. Effective as of the Effective Date, this Agreement shall supersede the Original Agreement and any other prior employment agreements between the Executive and the Company or any of the Company’s affiliates and neither the Company nor any of its affiliates shall have any obligations under, and the Executive shall have no further rights under, the Original Agreement or any other such prior employment agreement; provided, however that nothing in this Section 15 shall be deemed to be a waiver by the Executive of his rights to indemnification from the Company, to rights arising in respect of the Option or rights under any benefit plan or insurance provided to Executive.
     16. Consequences of End of Employment. Following the Employment Term, all of the provisions of this Agreement shall terminate, except that (A) Sections 4(a), (c), (d), and (e) the Company’s payment obligations under Section 5, and Sections 6 through 21 shall survive indefinitely after the expiration of the Employment Term and (B) Section 4(b) shall terminate upon the expiration of the Non-Competition Period pursuant to Section 4(b).
     17. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and the Executive relating to the subject matter herein and merges all prior discussions between the parties, including but not limited to any and all statements made by any officer, employee or representative of the Company. The Executive understands and acknowledges that, except as set forth in this Agreement, (a) no other representation or inducement has been made to Executive, (b) Executive has relied on Executive’s own judgment and investigation in executing this Agreement, and (c) Executive has not relied on any representation or inducement made by any officer, employee or representative of the Company. To the extent there is any conflict between the terms and conditions of this Agreement and the terms and conditions of any prior employment or consulting agreement, the terms and conditions of this Agreement shall control.
     18. Separation from Service. Notwithstanding any provision of this Agreement to the contrary, the Executive’s employment will be deemed to have terminated on the date of the Executives “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company, as reasonably determined by the Board.
     19. 409A. It is intended that this Agreement will comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations and guideline issued thereunder (“Section 409A”) to the extent that any compensation and benefits provided hereunder constitute deferred compensation subject to Section 409A. This Agreement shall be interpreted on a basis consistent with this intent. The parties will negotiate in good faith to amend this Agreement as necessary to comply with Section 409A in a manner that preserves the original intent of the parties to the extent reasonably possible. No action or failure to act, pursuant to this Section 19 shall subject the Company to any claim, liability, or expense, and the Company shall not have any obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.
     20. Fees. The Company shall be responsible and pay for the reasonable legal fees and costs incurred by the Executive in connection with the negotiation, execution and delivery of this Agreement and any amendment, extension, or replacement thereof. Such fees and costs will be paid within thirty (30) days following submission to the Company. In the event that there is any dispute under this Agreement, the prevailing party to such dispute shall be entitled to recover from the non-prevailing party and out-of pocket costs reasonably incurred in connection with such dispute.
     21. Indemnification.
     (a) Generally. The Company will, to the fullest extent to which it is empowered to do so under applicable law, as the same now exists or may hereafter be amended (but, in the case of any such amendment only to the extent that such amendment permits the Company to provide broader indemnification rights than the Company may provide immediately prior to such amendment), indemnify and hold harmless the Executive if the Executive is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that Executive was employed by or acted on behalf of the Company (including all periods prior to the Effective Date), against all losses, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and the reasonable fees and expenses of experts and consultants) (collectively, “Damages”) incurred or suffered by Executive in connection with such action, suit or proceeding; provided, however, that (unless the Board of

Directors otherwise consents) Executive will not be indemnified for any Damages incurred or suffered that are attributable to Executive’s fraud against the Company or its subsidiaries or willful violation of applicable law.
     (b) Expenses. The Company will, to the extent permitted under applicable law, advance to Executive reasonable attorneys’ fees, consulting and expert fees and other costs and expenses incurred in connection with the defense of any action, suit or proceeding if the Executive agrees in writing before any advancement that Executive will reimburse the Company for such fees, costs and expenses to the extent that a judgment or other final adjudication adverse to the Executive establishes that such Executive’s acts or omissions were otherwise of such a character that applicable law would require that such amounts be repaid.
     (c) Non-Exclusive. The rights of Executive under this Section 21 will not exclude any other right to which such Executive may be lawfully entitled.
     (d) Savings Clause; Survival. If this Section 21 or any portion of it is invalidated on any ground by any court of competent jurisdiction, then the Company will nevertheless indemnify the Executive to the fullest extent permitted by any applicable portion of this Section 21 that has not been invalidated and to the fullest extent permitted by applicable law. This Section 21 shall survive the termination of Executive’s employment for any reason.

IN WITNESS WHEREOF the Executive and the Company have executed this Employment Agreement as of the day and year first above written.

NATIONSHEALTH, INC.
By:	/s/ Glenn Parker
Name:	Glenn Parker
Title:	CEO

EXECUTIVE:
/s/ Mark Lama
Mark Lama

Execution Copy
SUPPLEMENTAL AGREEMENT TO
EMPLOYMENT AGREEMENT
     This SUPPLEMENTAL AGREEMENT TO EMPLOYMENT AGREEMENT (the “Supplemental Agreement”) is made and entered into on April 20, 2009, by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Mark Lama, an individual residing at 225 Potter Road, West Palm Beach, Florida 33405 (the “Executive”).
     WHEREAS, the Executive and the Company entered into that certain Employment Agreement, dated as of the date hereof (the “Employment Agreement”), which agreement sets forth the terms of Executive’s employment with the Company;
     WHEREAS, unless the context requires otherwise, capitalized terms that are not defined in this Supplemental Agreement shall have the meaning assigned to such terms in the Employment Agreement;
     WHEREAS, the Executive and the Company desire to set forth certain additional terms that will be incorporated into the terms of the Employment Agreement;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto covenant and agree as follows:
     1. Position. The Executive Position is Chief Operating Officer.
     2. Base Salary. The Base Salary is Three Hundred Thousand Dollars ($300,000) per year.
     3. Option Percentage. The Option Percentage is 2.5%.
     4. Option Exercise Price. The Option Exercise Price is $0.12 per share.
     5. Reporting Officer. The Reporting Officer is the Chief Executive Officer of the Company.
     6. Initial Period. The initial term of employment referenced in Section 1 shall be three (3) years instead of four (4) years. The term will renew in accordance with Section 1 of the Employment Agreement.
     7. Changes to the Terms of the Option and the Additional Option. Notwithstanding the terms set forth in the Employment Agreement, the option agreement reflecting the Management Option and the Additional Management Option shall provide
          (a) such Management Option and Additional Management Option shall vest over three (3) years in equal monthly installments,

          (b) in the event that the Executive’s employment is terminated by the Company without Cause, unvested portions of the Option and the Additional Option shall be forfeited and the Executive shall retain the vested portions of the Option and the Additional Option;
          (c) in the event that the Executive’s employment is terminated by the Company with Cause, the Executive shall forfeit the entire Option and the Additional Option (including the vested portions of such Option and Additional Option) on such termination;
          (d) in the event that the Executive’s employment is terminated by the Company as a result of a disability, the Option and the Additional Option shall fully vest on such termination;
          (e) in the event that the Executive’s employment terminates as a result of the death of the Executive, the Option and the Additional Option shall fully vest on such death;
          (f) in the event that the Executive’s employment is terminated by the Executive for Good Reason, the unvested portions of the Option and the Additional Option shall be forfeited and the Executive shall retain the vested portions of the Option and the Additional Option; and
          (g) in the event that the Executive’s employment is terminated by the Executive without Good Reason, the Executive shall forfeit the entire Option and the Additional Option (including the vested portions of such Option and Additional Option).
     8. Second Option. On the Effective Date, the Company shall issue the Executive an additional option (the “Second Option”) to purchase a number of shares of Common Stock equal to two percent (2.0%) of the Fully Diluted Common Stock on the Effective Date at an exercise price equal to $0.12 per share. In the event that Parent purchases additional shares of the Company’s preferred stock pursuant to the Preferred Stock Investment Option (as defined in the Merger Agreement), the Company shall issue the Executive an additional option to purchase shares of Common Stock, on terms that are the substantially the same as the Second Option, including an exercise price equal to the Option Exercise Price, as adjusted for stock splits, stock dividends, recapitalizations or similar events (the “Additional Second Option”), such that the combined number of shares subject to the Second Option and the Second Additional Option shall be an amount equal to the Two Percent (2%) of (i) the Fully Diluted Common Stock on the Effective Date plus (ii) the shares of Common Stock into which the preferred stock purchased by Parent pursuant to the Preferred Stock Investment Option is convertible. The option agreement reflecting the Second Option shall provide:
          (a) such Second Option and the Additional Second Option shall vest over one (1) year in equal monthly installments,
          (b) in the event that the Executive’s employment is terminated by the Company without Cause, the Second Option and the Additional Second Option shall fully vest on such termination;

          (c) in the event that the Executive’s employment is terminated by the Company with Cause, the Executive shall forfeit the entire Second Option and the Additional Second Option (including the vested portions of such Second Option and the Additional Second Option) on such termination;
          (d) in the event that the Executive’s employment is terminated by the Company as a result of a disability, the Second Option and the Additional Second Option shall fully vest on such termination;
          (e) in the event that the Executive’s employment terminates as a result of the death of the Executive, the Second Option and the Additional Second Option shall fully vest on such death;
          (f) in the event that the Executive’s employment is terminated by the Executive for Good Reason, the Second Option and the Additional Second Option shall fully vest; and
          (g) in the event that the Executive’s employment is terminated by the Executive without Good Reason, the Executive shall forfeit the entire Second Option and the Additional Second Option (including the vested portions of such Second Option and Additional Second Option).
     9. Severance Payments on Termination Without Cause or for Good Reason. Notwithstanding the terms set forth in the Employment Agreement, in the event that the Executive is terminated by the Company without Cause or the Executive Terminates his Employment for Good Reason (A) if the such termination occurs prior to the date that is six (6) months after the Effective Date, the Severance Period shall run until the first anniversary of the Effective Date, subject to extension in accordance with Section 4(b)(i) of the Employment Agreement and (B) if such termination occurs after the date is six (6) months after the Effective Date, the Severance Period shall be six (6) months, subject to extension in accordance with Section 4(b)(i) of the Employment Agreement; provided, however, if the Executive relocates his residence to a location within 25 miles of the Company’s headquarters upon a joint request of the Chief Executive Officer and the Board of Directors, and the Executive’s employment is terminated on or after the first anniversary of the Closing Date, the Severance Period and Severance Payments shall be those set forth in Section 5(a) of the Employment Agreement, subject to extension in accordance with Section 4(b)(i) of the Employment Agreement. If the Executive is required to relocate, the Company shall reimburse Executive for reasonable relocations expenses.
     10. Non-Compete Period. Notwithstanding the terms set forth in the Employment Agreement, the Non-Compete Period shall be the same as the Severance Period.

IN WITNESS WHEREOF the Executive and the Company have executed this Supplemental Agreement as of the day and year first above written.

NATIONSHEALTH, INC.

By:	/s/ Glenn Parker
Name: Glenn Parker
Title: CEO

EXECUTIVE:

/s/ Mark Lama

Mark Lama